Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
NYSE symbol: PEB
www.pebblebrookhotels.com

Pebblebrook Hotel Trust Launches Public Offering of Convertible Senior Notes Due 2026

Bethesda, MD, December 10, 2020 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has launched an underwritten public offering of $350,000,000 aggregate principal amount of its Convertible Senior Notes due 2026 (the “Notes”). The Company expects to grant the underwriters a 13-day option to purchase up to an additional $52.5 million aggregate principal amount of the Notes solely to cover over-allotments, if any.

Prior to June 15, 2026, the Notes will be convertible only upon certain circumstances and during certain periods, and thereafter will be convertible at any time prior to the close of business on the second scheduled trading day prior to maturity of the Notes. Upon conversion, holders will receive cash, common shares of the Company, (the “Common Shares”) or a combination thereof at the Company's election. The Notes will be issued under the Company's currently effective shelf registration statement filed with the Securities and Exchange Commission. The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing of the offering. The Notes will be the Company's senior unsecured obligations and will rank equally with all of its present and future senior unsecured debt and senior to any future subordinated debt.

BofA Securities and Raymond James are the joint book-running managers of the offering.

In connection with the pricing of the Notes, the Company expects to enter into one or more privately negotiated capped call transactions with one or more of the underwriters or their respective affiliates or other financial institutions (the “Option Counterparties”). The capped call transactions will cover, subject to customary adjustments, the number of Common Shares underlying the Notes. The capped call transactions are generally expected to reduce the potential dilution to Common Shares upon any conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of such converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, the Option Counterparties or their respective affiliates expect to purchase Common Shares and/or enter into various derivative transactions with respect to Common Shares concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Common Shares or the Notes at that time.

In addition, the Option Counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Common Shares and/or purchasing or selling Common Shares or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so following any conversion, repurchase, or redemption of the Notes, to the extent the Company exercises the relevant election under the capped call transactions). This activity could also cause or avoid an increase or a decrease in the market price of Common Shares or the Notes, which could affect the ability of holders to convert the Notes. To the extent the activity occurs during any observation period related to a conversion of the Notes, it could also affect the number of Common Shares and value of the consideration that holders will receive upon conversion of the Notes.

The Company intends to use a portion of the net proceeds from the offering of the Notes to pay the cost of the capped call transactions. If the underwriters exercise their option to purchase additional Notes, the Company expects to use a portion of the net proceeds from the sale of such additional Notes to enter into additional capped call transactions. The Company will contribute the remainder of the net proceeds to its operating partnership. The operating partnership will use the net proceeds to reduce amounts outstanding under the Company’s senior unsecured revolving credit facility and unsecured term loans.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the preliminary prospectus supplement and base prospectus relating to the Notes may be obtained by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@bofa.com and Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, email: prospectus@raymondjames.com, telephone: 1-800-248-8863.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and a leading owner of urban and resort lifestyle hotels in the United States. The Company owns 53 hotels, totaling approximately 13,200 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities.

This press release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur. For example, the fact that the offering has launched may imply that the offering will price, but pricing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all. In addition, the fact that the underwriters have an over-allotment option may imply that this option will be exercised. However, the underwriters are not under any obligation to exercise this option, or any portion of it, and may not do so. Investors should not place undue reliance upon forward-looking statements.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330